UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐           Soliciting Material Under Rule 14a-12

PULSE ELECTRONICS CORPORATION
(Name of Registrant as Specified in Its Charter)

BEL FUSE INC. BEL VENTURES INC. TIMOTHY E. BROG JAMES DENNEDY DANIEL BERNSTEIN AVI EDEN PETER GILBERT JOHN F. TWEEDY COLIN DUNN DENNIS ACKERMAN CRAIG BROSIOUS
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Bel Fuse Inc., together with the other Participants named herein (collectively, “Bel”), is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the election of its slate of director nominees at the 2011 annual meeting of shareholders (the “Annual Meeting”) of Pulse Electronics Corporation, a Pennsylvania corporation.  Bel has made a definitive filing with the SEC of a proxy statement and accompanying GOLD proxy card to be used to solicit votes for the election of its slate of director nominees at the Annual Meeting.

Item 1: Letter to shareholders of Bel, dated April 14, 2011:

April 14, 2011

Dear Bel Shareholder:

As you may have heard by now, Bel has made a compelling proposal to acquire Pulse Electronics Corporation.  Under our proposal, Bel would acquire all of the outstanding shares of Pulse common stock for per share consideration of $6.00 based on Bel’s closing share price on February 25, 2011, payable in the form of $6.00 in cash or 0.272 of a share of Bel Class B common stock. Under the terms of our proposal, Bel would provide each Pulse shareholder with the ability to choose whether to receive the consideration in cash or Bel Class B common stock.

We believe the strategic and operational rationale underlying a combination of these businesses is profound and represents an excellent opportunity to create superior value for Bel and Pulse shareholders.

Going back to 2006, representatives of Bel and Pulse began discussing a framework for a potential business combination that we believe made strong strategic sense and that had the potential to create more value than either company could achieve on a standalone basis.  Since 2008, we have attempted to renew merger discussions on four different occasions with members of the Pulse Board.  Despite our best efforts, and despite the clear benefits we believe this transaction would yield for both companies, Pulse has refused to seriously engage in negotiations with us.  As a result, we have nominated two highly-qualified, independent directors for election to the Pulse Board at Pulse’s annual shareholder meeting, which is scheduled for May 18, 2011.

It is important to note that these are only the first few steps in what may prove to be an extended process.  However, you can be confident that this development will not affect our operating focus and our commitment to deliver sustainable value to you.

For more information about this transaction, you can find additional information at www.ProxyProcess.com/BelFuse, or you can call me or Colin Dunn (201) 432-0463 at any time.  Thank you for your continued support.

Sincerely,
Daniel Bernstein
Director, President and CEO
Bel Fuse Inc.

ADDITIONAL INFORMATION
This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. No tender offer for the shares of Pulse Electronics Corporation (“Pulse”) has commenced at this time.  In connection with the proposed transaction by Bel Fuse Inc. (“Bel”) to acquire Pulse, Bel may file tender offer documents with the U.S. Securities and Exchange Commission (“SEC”). Any definitive tender offer documents will be mailed to shareholders of Pulse.  INVESTORS AND SECURITY HOLDERS OF PULSE ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by Bel through the web site maintained by the SEC at http://www.sec.gov.